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                             INVESTOR CONTACT:            COMPANY CONTACT:
                             Neil Berkman                 John Klecha
                             Berkman Associates           President
                             (310) 277 - 5162             (954) 596 - 1000
                             info@BerkmanAssociates.com   www.SingingMachine.com


                                                        FOR IMMEDIATE RELEASE



                           THE SINGING MACHINE COMPANY
                           ANNOUNCES MANAGEMENT CHANGE


         COCONUT CREEK, FLORIDA, May 2, 2003 -- THE SINGING MACHINE COMPANY (ASE:SMD), a leading manufacturer and distributor of electronic karaoke equipment and related audio software, announced today that John Klecha has retired from his position as President but will remain a Director of the company.

         Chairman and Chief Executive Officer Eddie Steele said, "John's contributions to the Singing Machine since he joined our company in 1997 have been numerous and enormous. He was instrumental in building the company virtually from start-up mode to the $100 million dollar sales milestone we achieved last year. For those contributions we can not thank John enough. Perhaps even more importantly, John has been a valuable friend to all of us. He made us a better company every day. With his management skills and energy, he is destined to be equally successful in the new projects he now plans to pursue. Although John has relinquished his day-to-day responsibilities, Singing Machine will continue to benefit from his active involvement on our Board."

ABOUT THE SINGING MACHINE COMPANY

         Incorporated in 1982, The Singing Machine Company produces and distributes a full line of consumer-oriented karaoke machines, CD with graphics machines and CD+G and audio karaoke music under The Singing Machine, MTV and Nickelodeon umbrellas. The company, which is based in Coconut Creek, Florida, was the first manufacturer to offer karaoke electronic recording equipment and audio software for home use in the U.S.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995.

         This press release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions and other risks identified in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions provide incorrect, actual future results or events may vary materially from those described herein.


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                        THE SINGING MACHINE COMPANY, INC.
      6601 Lyons Road o Building A-7 o Coconut Creek, Florida 33073 o
                       (954) 596-1000 o Fax (954) 596-2000